Exhibit 23.4

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement (Form S-4) of Mid-America Apartments, L.P. of our reports dated December 6, 2012, January 22, 2013, December 14, 2012, and January 24, 2013, with respect to the statement of revenue and certain expenses of Adalay Bay, Legacy at Western Oaks, Allure at Brookwood, and The Heaven at Blanco for the year ended December 31, 2011, included in Mid-America Apartments, L.P.’s Exchange Offer on Form S-4 filed with the Securities & Exchange Commission on May 23, 2014 and containing information under F-195 through F-206 of such form.

/s/ Watkins Uiberall, PLLC

May 23, 2013